Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-259205

Pricing Supplement Dated November 27, 2023 To the Product Prospectus Supplement ERN-EI-1, the Prospectus Supplement and the Prospectus, Each Dated September 14, 2021	$236,000 Buffered Enhanced Return Notes Linked to the Nikkei 225 Index, Due December 2, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Buffered Enhanced Return Notes (the “Notes”) linked to the performance of the Nikkei 225 Index (the “Reference Asset”).
Reference Asset	Initial Level	Buffer Level*
Nikkei 225 Index (“NKY”)	33,447.67	28,430.52, which is 85% of the Initial Level
* Rounded to two decimal places.
•
If the Final Level of the Reference Asset is greater than the Initial Level, the Notes will pay at maturity a return equal to 200% of the Percentage Change, subject to a Maximum Redemption Amount of 140% of the principal amount of the Notes.

•	If the Final Level is less than or equal to the Initial Level, but greater than or equal to the Buffer Level, the Notes will pay the principal amount at maturity.
•	If the Final Level is less than the Buffer Level, investors will lose 1% of the principal amount for each 1% that the Final Level has decreased by more than 15% from the Initial Level.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: November 30, 2023
Maturity Date: December 2, 2025
CUSIP: 78016N4D6
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated September 14, 2021, and “Risk Factors” beginning on page S-2 of the prospectus supplement dated September 14, 2021.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$236,000
Underwriting discounts and commissions(1)	2.25%	$5,310
Proceeds to Royal Bank of Canada	97.75%	$230,690
(1) We or one of our affiliates may pay varying selling concessions of up to $22.50 per $1,000 in principal amount of each of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $977.50 and $1,000 per $1,000 in principal amount. In addition, RBC Capital Markets, LLC, which we refer to as RBCCM, or one of its affiliates may pay a referral fee to a broker-dealer that is not affiliated with us in an amount equal to up to 0.30% of the principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $962.99 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	Nikkei 225 Index (“NKY”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	November 27, 2023
Issue Date:	November 30, 2023
Valuation Date:	November 27, 2025
Maturity Date:	December 2, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement dated September 14, 2021.
Payment at Maturity (if held to maturity):
If the Final Level is greater than the Initial Level (that is, the Percentage Change is positive), then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:
1.            Principal Amount + [Principal Amount x (Percentage Change x Leverage Factor)] and
2.            the Maximum Redemption Amount
If the Final Level is less than or equal to the Initial Level, but is greater than or equal to the Buffer Level (that is, the Percentage Change is between 0% and -15.00%), then the investor will receive the principal amount only.
If the Final Level is less than the Buffer Level (that is, the Percentage Change is between
-15.01% and -100%), then the investor will receive a cash payment equal to:
Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:
Initial Level:	The closing level of the Reference Asset on the Trade Date, as set forth on the cover page of this document.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Leverage Factor:	200% (subject to the Maximum Redemption Amount)
Maximum Redemption Amount:	140% multiplied by the principal amount
Buffer Percentage:	15.00%
Buffer Level:	85.00% of the Initial Level, as set forth on the cover page of this document.
Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the Final Level is less than the Buffer Level.
Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below,

P-2	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index

“Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated September 14, 2021).
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” in this section and the terms appearing under the captions “General Terms of the Notes” and “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement dated September 14, 2021, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021 and the product prospectus supplement dated September 14, 2021, relating to our Senior Global Medium-Term Notes, Series I, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated September 14, 2021 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated September 14, 2021, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
Prospectus Supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
Product Prospectus Supplement ERN-EI-1 dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031150/brhc10028901_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Buffer Percentage of 15%, resulting in a Buffer Level of 85% of the Initial Level, the Leverage Factor of 200% and the Maximum Redemption Amount of 140% of the principal amount, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + [$1,000 x (2% x 200%)] = $1,000 + $40 = $1,040
	On a $1,000 investment, a 2% Percentage Change results in a Payment at Maturity of $1,040, a 4.00% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).
	Percentage Change:	45%
	Payment at Maturity:
$1,000 + [$1,000 x (45% x 200%)] =$1,000 + $900 = $1,900
However, the Maximum Redemption Amount is $1,400.00. Accordingly, you will receive a payment at maturity equal to $1,400.00 per $1,000 in principal amount of the Notes.

	On a $1,000 investment, a 45% Percentage Change results in a Payment at Maturity of $1,400.00, a 40% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-8%
	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a -8% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4 —	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).
	Percentage Change:	-35%
	Payment at Maturity:	$1,000 + [$1,000 x (-35% + 15%)] = $1,000 - $200 = $800
	On a $1,000 investment, a -35% Percentage Change results in a Payment at Maturity of $800, a -20% return on the Notes.

P-5	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical payments at maturity for a hypothetical range of performance for the Reference Asset, based on the Buffer Percentage of 15% and the Maximum Redemption Amount of 140% of the principal amount.
Hypothetical Percentage Changes are shown in the first column on the left. The second column shows the corresponding Redemption Amount for these Percentage Changes, expressed as a percentage of the principal amount of the Notes. The third column shows the Redemption Amount to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change	Redemption Amount as Percentage of Principal Amount	Redemption Amount per $1,000 in Principal Amount
40.00%	140.00%	$1,400.00
30.00%	140.00%	$1,400.00
20.00%	140.00%	$1,400.00
15.00%	130.00%	$1,300.00
10.00%	120.00%	$1,200.00
5.00%	110.00%	$1,100.00
2.00%	104.00%	$1,040.00
0.00%	100.00%	$1,000.00
-5.00%	100.00%	$1,000.00
-10.00%	100.00%	$1,000.00
-15.00%	100.00%	$1,000.00
-20.00%	95.00%	$950.00
-30.00%	85.00%	$850.00
-40.00%	75.00%	$750.00
-50.00%	65.00%	$650.00
-60.00%	55.00%	$550.00
-70.00%	45.00%	$450.00
-80.00%	35.00%	$350.00
-90.00%	25.00%	$250.00
-100.00%	15.00%	$150.00

P-6	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms of the Notes
•
You May Receive Less Than the Principal Amount at Maturity — Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset. You will lose 1% of the principal amount of the Notes for each 1% that the Final Level is less than the Initial Level by more than 15%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

•
Your Potential Payment at Maturity Is Limited — The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the level of the Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

Risks Relating to the Secondary Market for the Notes
•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

Risks Relating to the Initial Estimated Value of the Notes
•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, the referral fee and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable

P-7	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, the referral fee or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•
The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Reference Asset, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies included in the Reference Asset, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the level of the Reference Asset, and, therefore, the market value of the Notes.

Risks Relating to the Reference Asset
•
An Investment in the Notes Is Subject to Risks Associated with Non-U.S. Securities Markets — The securities included in the Reference Asset have been issued by Japanese companies. An investment in securities linked to the value of Japanese equity securities involves particular risks. The Japanese securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Prices of securities in Japan are subject to political, economic, financial and social factors that may be unique to that country. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the economic and fiscal policies of the Japanese government, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese

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Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
companies or investments in Japanese equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the relevant region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
•
As a Holder of the Notes, You Will Not Have Direct Exposure to Fluctuations in the Exchange Rate Related to the Reference Asset — The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Japanese yen, even though any currency fluctuations could affect the performance of the Reference Asset. Therefore, if the yen appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in any payment on the Notes.

•
You Will Not Have Any Rights to the Securities Included in the Reference Asset — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.

•
The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-9	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by the index sponsor. The index sponsor has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of the index sponsor discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes—Unavailability of the Level of the Reference Asset.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.
Nikkei 225 Index (“NKY”)
The NKY is a stock index that measures the composite price performance of selected Japanese stocks. The formal name of the NKY is the Nikkei Stock Average. The NKY is based on 225 underlying stocks (the "Nikkei Underlying Stocks") trading on the Tokyo Stock Exchange ("TSE") representing a broad cross-section of Japanese industries. All 225 Nikkei Underlying Stocks are stocks listed in the Prime Market of the TSE. Stocks listed in the Prime Market of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published by the NKY beginning in 1970; prior to 1970, the TSE calculated the NKY.
The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:
•	Technology - Pharmaceuticals, Electrical Machinery, Automobiles, and Auto Parts, Precision Instruments, Telecommunications;
•	Financials - Banks, Other Financial Services, Securities, Insurance;
•	Consumer Goods - Fishery, Food, Retail, Services;
•	Materials - Mining, Textiles & Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals, Trading Companies;
•	Capital Goods/Others - Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and
•	Transportation and Utilities - Railroads and Buses, Land Transport, Marine Transport, Air Transport, Electric Power, Gas.
Constituents are deleted and added to the index to balance the number of constituents among these sectors.
Calculation of the NKY
The NKY is a modified, price-weighted index (i.e., a Nikkei Underlying Stock's weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding price adjustment factor for such Nikkei Underlying Stock, (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the "Divisor"). The Divisor was initially set at 225 for the date of May 16, 1949 (the date on which the TSE was reopened after World War II) using historical numbers from that date. The Divisor is subject to periodic adjustments as set forth below.
The price adjustment factor of a stock to be added to the index is 1. However, a value other than 1 may be assigned under some circumstances. The stock prices used in the calculation of the NKY are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY is currently calculated once every 5 seconds during TSE trading hours.
In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY is adjusted in a manner designed to maintain the continuity in the

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level of the NKY. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change.
Standards for Listing and Maintenance
The membership of the index is reviewed once per year, with a base date at the end of July, and the result becomes effective in the beginning of October. A Nikkei Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the Prime Market of the TSE due to any of the following reasons will be deleted from the Nikkei Underlying Stocks, including the merger of the issuer with, or acquisition of the issuer by, another company, the delisting of the stock, or the transfer of such stock to a market other than the Prime Market. Nikkei Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Nikkei Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Nikkei Underlying Stock in accordance with certain criteria. Replacements are generally chosen by the liquidity of companies in the same sector as the deleted company.
Property Rights and Disclaimers
The Nikkei Stock Average is the intellectual property of Nikkei Inc. "Nikkei," "Nikkei Stock Average," and "Nikkei 225" are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the NKY. Nikkei Digital Media, Inc., a wholly owned subsidiary of Nikkei Inc. calculates and disseminates the NKY under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively the "Nikkei Index Sponsor."
The Notes are not in any way sponsored, endorsed or promoted by the Nikkei Index Sponsor. The Nikkei Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure as which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by the Nikkei Index Sponsor. However, the Nikkei Index Sponsor shall not be liable to any person for any error in the NKY and the Nikkei Index Sponsor shall not be under any obligation to advise any person, including a purchase or vendor of the Notes, of any error therein.
In addition, the Nikkei Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.
License Agreement
We have entered into a non-exclusive license agreement with Nikkei, which will allow us and our affiliates, in exchange for a fee, to use the NKY in connection with this offering. We are not affiliated with Nikkei; the only relationship between Nikkei and us will be the licensing of the use of the NKY and trademarks relating to the NKY.
Nikkei is under no obligation to continue the calculation and dissemination of the NKY. The Notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this document that Nikkei makes any representation or warranty, implied or express, to us, any holder of the Notes or any member of the public regarding the advisability of investing in notes generally, or in the Notes in particular, or the ability of the NKY to track general stock market performance.
Nikkei determines, composes and calculates the NKY without regard to the Notes. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the Notes in determining, composing or calculating the NKY. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Notes payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the Notes.
Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the NKY or the manner in which the NKY is applied in determining any level of the NKY or any amount payable on the Notes.
NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NKY OR ANY DATA INCLUDED IN THE NKY. NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.
“Nikkei®” is a trademark of Nikkei. The Notes are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the Notes.

P-11	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
HISTORICAL INFORMATION
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period from January 1, 2013 through November 27, 2023. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.
Nikkei 225 Index
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated September 14, 2021 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes (for example, upon the Reference Asset rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

P-13	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on November 30, 2023, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated September 14, 2021. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page, we or one of our affiliates may also pay a referral fee to a selected dealer in the amount set forth on the cover page of this document. In addition, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount, the referral fee or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of RBCCM's underwriting discount, the referral fee and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

P-14	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Nikkei 225 Index
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is included on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount, the referral fee and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law, to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.

P-15	RBC Capital Markets, LLC